Exhibit 3.1.5

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
OF
TESSCO TECHNOLOGIES INCORPORATED

TESSCO TECHNOLOGIES INCORPORATED, a corporation organized and existing under and by virtue of the general corporation law of the State of Delaware (hereinafter called the “Corporation”), does hereby certify that:

1.             The name of the Corporation is TESSCO Technologies Incorporated.

2.             The Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 6, 1996 (the “Certificate of Amendment”) requires correction as permitted by Section 103(f) of the general corporation law of the State of Delaware.

3.             The inaccuracy or defect of said Certificate pertains to Article FIRST of the Certificate of Amendment.

4.             Article FIRST of the Certificate of Amendment is hereby corrected to read in its entirety as follows:

“FIRST:  That the Certificate of Incorporation of the Corporation (as heretofore amended) is hereby amended by deleting the first full paragraph of Article FOURTH thereof and replacing such paragraph with the following:

FOURTH:  The total number shares of all classes of stock which the Corporation has authority to issue is fifteen million five hundred thousand (15,500,000) shares, of which fifteen million (15,000,000) shares shall be Common Stock, par value $0.01, and five hundred thousand (500,000) shares shall be Preferred Stock, par value $0.01 per share.

The remaining provisions of Article FOURTH are not affected hereby and remain in full force and effect until further amended or modified in accordance with the Certificate of Incorporation and applicable law.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on its behalf by Robert B. Barnhill, Jr., its President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, and attested by David M. Young, its Secretary, this 7th day of February, 2007.

ATTEST:	TESSCO TECHNOLOGIES, INCORPORATED

/s/ David M. Young	By:	/s/ Robert B. Barnhill
David M. Young, Secretary		Robert B. Barnhill, Jr., President